Exhibit 99.1

For additional information contact: Matt Sands (703) 293-7925

For release: November 16, 2020

Information Analysis Incorporated Returns to Profitability with Momentum

FAIRFAX, VIRGINIA – Information Analysis Incorporated (IAIC:OTC MARKETS) today reported results for the three months and nine months ended September 30, 2020.

 The information technology services company’s 2020 third quarter revenues were $3,923,000, an increase of 23% over its 2019 third quarter revenues of $3,183,000. IAI’s net income was $215,000 versus a net loss of ($179,000) for the same period in 2019. Basic and diluted earnings per share were $0.02 for the quarter versus basic and diluted net loss per share of ($0.02) in 2019.

For the nine months ended September 30, 2020, revenues were $10,804,000, an increase of $2,738,000, or 34%, over its 2019 nine months revenues of $8,066,000. IAI produced net income of $54,000 in 2020 versus a net loss of ($579,000) in 2019. Basic and diluted earnings per share were $0.00 for the nine months versus basic and diluted net loss per share of ($0.05) in 2019.

Sandor Rosenberg, President and Chief Executive Officer of IAI, credits Stan Reese, Senior Vice President and Chief Operating Officer, for the 2020 turnaround due to the new contracts he has won and the excellent team he has assembled.

“In the third quarter we completely reversed our losses from the first half of the year,” Reese said. “Since May, we have increased our billable workforce by over 80% under new long-term, large-scale contracts. We anticipate that these contracts will provide a solid foundation of revenue and profitability for the foreseeable future. This has allowed us to shift our focus from maintaining operations to meaningful growth for 2021 and beyond.

“Our capabilities when it comes to modernizing legacy systems such as COBOL-based systems, no matter how large, we believe are second to none. We now turn our attention to investments in corporate infrastructure and business development. Pursuit of strategic partnerships with synergistic emerging technology companies, as well as merger & acquisition opportunities, are also part of our plans.”

Reese further commented, “While COBOL-related legacy system modernization is expected to remain a core competency, we recognize that expanding our service and product offerings is necessary to carry us through the new decade. We believe that our extensive roster of satisfied clients could prove appealing to prospective partners in high-growth fields such as cloud services and cyber security. We remain excited about the Company’s future for the long-term benefit of our shareholders.”

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Information Analysis Inc. Returns to Profitability

November 16, 2020

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2019 and in other filings with the Securities and Exchange Commission.

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Information Analysis Inc. Returns to Profitability

November 16, 2020

Information Analysis Incorporated

Statements of Operations

	Three Months ended September 30,
(in thousands, except per share data; unaudited)	2020	2019
Revenues:
Professional fees	$1,581	$889
Software sales	2,342	2,294
Total revenues	3,923	3,183

Cost of revenues:
Cost of professional fees	1,051	564
Cost of software sales	2,258	2,235
Total cost revenues	3,309	2,799

Gross profit	614	384

Selling, general and administrative expense	343	468
Commissions expense	56	98

Income (loss) from operations	215	(182)

Other income	-	3

Income (loss) before income taxes	215	(179)

Net income (loss)	$215	$(179)

Net income (loss) per share:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

Weighted average common shares outstanding:
Basic	11,211,760	11,211,760
Diluted	11,837,427	11,211,760

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Information Analysis Inc. Returns to Profitability

November 16, 2020

Information Analysis Incorporated

Statements of Operations

	Nine Months ended September 30,
(in thousands, except per share data; unaudited)	2020	2019
Revenues:
Professional fees	$3,354	$2,412
Software sales	7,450	5,654
Total revenues	10,804	8,066

Cost of revenues:
Cost of professional fees	2,233	1,445
Cost of software sales	7,289	5,557
Total cost revenues	9,522	7,002

Gross profit	1,282	1,064

Selling, general and administrative expense	1,050	1,482
Commissions expense	179	169

Income (loss) from operations	53	(587)

Other income	1	8

Income (loss) before income taxes	54	(579)

Net income (loss)	$54	$(579)

Net income (loss) per share:
Basic	$0.00	$(0.05)
Diluted	$0.00	$(0.05)

Weighted average common shares outstanding:
Basic	11,211,760	11,207,145
Diluted	11,810,392	11,207,145

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Information Analysis Inc. Returns to Profitability

November 16, 2020

Information Analysis Incorporated Balance Sheets

	As of	As of
	September 30, 2020	December 31, 2019
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,469	$1,039
Accounts receivable	1,600	669
Prepaid expenses	39	500
Total current assets	3,108	2,208

Contract assets	89	-
Right-of-use operating lease asset	77	150
Fixed assets, net	62	10
Other assets	6	6
Total assets	$3,342	$2,374

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$533	$216
Contract liabilities	332	464
Accrued payroll and related liabilities	316	220
Other accrued liabilities	296	54
Commissions payable	119	108
Operating lease liability – current	73	104
Note payable – current	37	-
Total current liabilities	1,706	1,166

Note payable – non-current	413	-
Operating lease liability – non-current	-	46
Total liabilities	2,119	1,212

Common stock, par value $0.01, 30,000,000 shares authorized; 12,854,376 shares issued, 11,211,760 shares outstanding as of September 30, 2020, and December 31, 2019	128	128
Additional paid in capital	14,690	14,683
Accumulated deficit	(12,665)	(12,719)
Less treasury stock; 1,642,616 shares at cost	(930)	(930)
Total stockholders' equity	1,223	1,162
Total liabilities and stockholders' equity	$3,342	$2,374

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